UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

Briggs & Stratton Corporation

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Explanatory Note

The sole purpose of this filing is to correct information contained in the Summary Compensation Table on page 21 of the 2010 annual meeting proxy statement that was filed with the Securities and Exchange Commission on September 3, 2010. Mr. Shiely’s salary for fiscal 2010 was incorrectly reported as $1,468,001. The correct amount was $468,001. The error did not appear in the definitive copy of the proxy statement sent to shareholders on September 9, 2010.

BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Marigold Lodge, 1116 Marigold Lane, Holland, MI 49424 on Wednesday, October 20, 2010, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2013;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditors; and

(3)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 9, 2010

ROBERT F. HEATH, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 20, 2010. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com or www.briggsandstratton.com/proxy.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card.

The Marigold Lodge is located in Holland, Michigan approximately 37 miles from the Gerald R. Ford Airport in Grand Rapids, Michigan.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 20, 2010 at the Marigold Lodge, 1116 Marigold Lane, Holland, MI 49424. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. This proxy statement and the form of proxy will be mailed to shareholders on or about September 9, 2010.

Who Can Vote?

Shareholders of record at the close of business on August 23, 2010 are entitled to notice of and to vote at the meeting. On August 23, 2010, Briggs & Stratton had outstanding 50,334,962 shares of $.01 par value common stock entitled to one vote per share.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning your signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 19, 2010.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, and to ratify the selection of independent auditors. A vote withheld from the election of directors or an abstention with respect to the ratification of the auditor will count toward the quorum requirement and will have the effect of a vote against the matter being voted on.

Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Beginning with this year’s annual meeting, brokers and other nominees no longer have discretionary authority to vote shares in the election of directors without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Broadridge Financial Solutions, Inc. to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $7,500 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2013. Six directors will continue to serve for the terms designated in the following table. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The Nominating & Governance Committee seeks director nominees who are diverse with respect to their backgrounds, knowledge, experience, expertise, perspectives, age, gender and ethnicity. When selecting director candidates and nominees, the Nominating & Governance Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills which will best complement current directors, and uses those criteria to identify director candidates and select nominees.

The Nominating & Governance Committee has identified 11 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are CEO experience, financial expertise, international experience, operations experience, executive compensation expertise, regulatory expertise, retail experience, marketing experience, diversity with respect to age, gender and ethnicity, strategy development experience, and experience or expertise with respect to organizational or human resource matters. Additional information about the Committee’s director selection criteria and procedures is contained in the Corporate Governance section of this proxy statement.

During fiscal year 2010, the Committee retained a third-party search firm to assist in the identification and evaluation of new Board members. James E. Humphrey was recommended as a director candidate to the Committee by the search firm. After applying the criteria identified above, on the recommendation of the Committee the Board of Directors elected Mr. Humphrey to succeed John S. Shiely as a director in the Class of 2012 effective upon conclusion of the 2010 annual meeting and nominated William F. Achtmeyer, David L. Burner and Todd J. Teske for re-election in the Class of 2013.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES AND DIRECTORS

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director
Nominees for Election at the Annual Meeting (Class of 2013):

WILLIAM F. ACHTMEYER, 55 (1) (2)	2003

Chairman, Managing Partner and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm. Chairman, Managing Partner, President and Chief Executive Officer 2000-2010.

Mr. Achtmeyer has been a CEO and has experience and expertise in the fields of international business, executive compensation, marketing, strategy development, and organizational and human resource matters. He is managing partner of a consulting firm that advises numerous companies, including those in consumer, retail and industrial businesses, concerning marketing and distribution strategies, cost improvement programs, mergers and acquisitions, and other subjects. Such experience and expertise enable Mr. Achtmeyer to make valuable contributions to Board deliberations, especially those concerning the company’s strategic plan and annual operating plans. Mr. Achtmeyer received an M.B.A. degree from The Tuck School of Business at Dartmouth and is Chairman of the Board of Overseers at the school.

DAVID L. BURNER, 71 (2) (3)	2000

Retired. Chairman and Chief Executive Officer of Goodrich Corporation, an aircraft systems and services company, from 1997-2003. Previously a director of Engelhard Corporation 2003-2006, Lance, Inc. 2002-2006, Milacron, Inc. 1998-2007 and Progress Energy, Inc. 1999-2009.

Mr. Burner is a retired CEO with experience and expertise in finance, operations, executive compensation, strategy development, and organizational and human resource matters. He was CEO of a public company for six years before his retirement. He has experience serving as a director of five public companies in addition to Briggs & Stratton, and has served on board audit, finance, compensation, and nominating & governance committees. He received a B.Sc. degree in Accounting & Finance from Ohio University, and has been a certified public accountant. Mr. Burner’s education, expertise and experience are valuable in his role as Chairman of the Compensation Committee and a member of the Executive Committee.

Footnotes (1), (2), (3) and (4) are on page 7.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

TODD J. TESKE, 45 (3)	2009

President and Chief Executive Officer of Briggs & Stratton. President and Chief Operating Officer 2008-2009. Executive Vice President and Chief Operating Officer 2005-2008. Director of Badger Meter, Inc.

Mr. Teske is a sitting CEO and has experience and expertise in finance, international business, operations, strategy development, and organizational and human resource matters. He is president and CEO of the company. Before becoming CEO in January 2010, he served as the company’s president and chief operating officer, president of its power products business, head of corporate development and controller. He is a director of another public company. His memberships on the Board and the Executive Committee help ensure the Board is linked to the company’s management and operations. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. He received a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

Incumbent Directors (Class of 2012):

JAMES E. HUMPHREY, 64	2010

Chairman and Chief Executive Officer of Andersen Corporation, a window and door manufacturer. Chairman, President and Chief Executive Officer 2008-2009. President and Chief Executive Officer 2003-2008.

Mr. Humphrey is the CEO of a large privately-owned business with manufacturing, distribution and sales locations throughout the United States and Canada. Before joining Andersen in 1999, he held various sales and marketing positions in Armstrong World Industries, Inc. and served as President of its Floor Products America Division from 1996 to 1999. He received a B.S. degree from Millikin University. Mr. Humphrey has expertise and experience in sales and marketing, retail businesses, distribution, executive compensation, and organizational and human resource matters. Mr. Humphrey serves his community as a member of the Capital City Partnership, Regions Hospital Foundation and the Minnesota Wild Hockey Foundation. He also serves the housing industry via the executive committee of the Harvard Joint Center for Housing.

Footnotes (1), (2), (3) and (4) are on page 7.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

ROBERT J. O’TOOLE, 69 (3) (4)	1997

Retired. Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters, from 1992-2005. Director of FM Global, Marshall & Ilsley Corporation and A.O. Smith Corporation.

Mr. O’Toole is a retired CEO and has experience and expertise in finance, international business, operations, executive compensation, strategy development, and organizational and human resource matters. He was CEO of a public company for 13 years before his retirement. He has experience serving as a director of four public companies in addition to Briggs & Stratton, serving on the audit committees of two other companies, and serving on board committees focused on investment policy, executive compensation, finance and corporate governance. He received a B.B.A. degree in Accounting from Loyola University, and has been designated as an audit committee financial expert by our Board of Directors. Mr. O’Toole’s education, expertise and experience are valuable in his role as Chairman of the Audit Committee and a member of the Executive Committee.

CHARLES I. STORY, 56 (1) (4)	1994

President of ECS Group, Inc., an executive development company. President and Chief Executive Officer, INROADS, Inc. 1993-2005. Advisory Director of Regions Bank. Previously a director of ChoicePoint, Inc. 1997-2008 and INROADS, Inc. 1993-2005.

Mr. Story is a former CEO and has experience and expertise in operations, marketing, strategy development, and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as CEO of a human resource consulting firm for 12 years. Mr. Story has been the lead director of a public company, a director of two companies in addition to Briggs & Stratton, and a member of the audit and executive committees of another public company. He has been designated as an audit committee financial expert by our Board of Directors. Mr. Story, an African American, is the former CEO of INROADS. He received a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (Joint Program).

Footnotes (1), (2), (3) and (4) are on page 7.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director
Incumbent Directors (Class of 2011):

MICHAEL E. BATTEN, 70 (1) (3)	1984

Chairman and Chief Executive Officer of Twin Disc, Incorporated, a manufacturer of power transmission equipment. Director of Twin Disc, Incorporated and Walker Forge, Inc. Previously a director of Sensient Technologies Corporation 1980- 2006.

Mr. Batten is a sitting CEO and has experience and expertise in international business, operations, executive compensation, strategy development, and organizational and human resource matters. He has been CEO of a public company for 27 years and the chairman of a public company for 21 years. He has experience serving as a director of four public companies in addition to Briggs & Stratton. Such extensive experience and expertise is valuable in Mr. Batten’s role as lead independent director of the company, Chairman of the Nominating & Governance Committee, and a member of the Executive Committee. Mr. Batten received an M.B.A. degree from the Harvard Business School.

KEITH R. McLOUGHLIN, 54 (1) (2)	2007
Chief Operations Officer Major Appliances, AB Electrolux, a manufacturer of major home appliances. President, Electrolux Home Products North America and Latin America 2004-2009.

Mr. McLoughlin is a sitting COO and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resource matters. He is chief operating officer of a large international business that manufactures home appliances. His prior work experience includes general management responsibilities in an international consumer goods company. Mr. McLoughlin’s experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations. He received a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania.

Footnotes (1), (2), (3) and (4) are on page 7.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

BRIAN C. WALKER, 48 (2) (4)	2002
President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. Director of Herman Miller, Inc.

Mr. Walker is a sitting CEO and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. He has been CEO of a public company for six years, which is an international original equipment manufacturer that, like Briggs & Stratton, employs EVA principles in its incentive compensation plans. Mr. Walker also serves as a director of that company, previously served as its chief operating officer and chief financial officer, and is a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. He has been designated as an audit committee financial expert by our Board of Directors, has been a certified public accountant, and received a B.S. in Accounting from Michigan State University. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his participation as a member of the Audit Committee and Compensation Committee.

Committee Memberships: (1) Nominating & Governance, (2) Compensation, (3) Executive, (4) Audit.

CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, a code of business conduct and ethics applicable to all directors, officers and employees, and standards for determining the independence of directors. These documents are available in the Investor Relations section of the company’s website (www.briggsandstratton.com), and printed copies are available upon request to the Secretary.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•

The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•

The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2010, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Batten, Burner, Humphrey, McLoughlin, O’Toole, Story and Walker are independent. The Committee and the Board have also determined that Messrs. O’Toole, Story and Walker meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•	Review the experience, qualifications, attributes and skills of existing Board members

•	Determine the experience, qualifications, attributes and skills desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain search consultant as needed to identify candidates

•	Evaluate experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2011 annual meeting, direct nominations must be received by the Secretary no earlier than July 1, 2011 and no later than July 26, 2011.

Leadership Structure. The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its stockholders based on circumstances that exist at the time and the qualifications of available individuals.

The current Chairman of the Board is Mr. John Shiely, and Mr. Teske serves as President and CEO of the company. Upon conclusion of the 2010 annual meeting of shareholders, Mr. Shiely will retire and Mr. Teske will serve as Chairman, President and CEO. The Board currently believes that the company and its stockholders will be best served by having Mr. Teske fill both the Chairman and CEO positions following the 2010 annual meeting. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Also, Mr. Teske has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.

The lead independent director is Mr. Batten. He was selected by the Board based on his years of experience as the Chairman and CEO of another public company, as a director of Briggs & Stratton and other public companies, and as a past member of each of the Board’s committees. As lead independent director, Mr. Batten (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board, (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has the authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.

The chairmen of the Audit, Compensation and Nominating & Governance Committees are, respectively, Messrs. O’Toole, Burner and Batten. Each chairman was selected because he is independent, has served as a member of the Board and the committee he chairs for a substantial number of years, and has expertise in the subject matter of the committee he chairs. Committee chairmen, as well as committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chairman. Its ex officio members are the CEO and the chairmen of the Audit, Compensation and Nominating & Governance Committees.

Board Oversight of Risk. The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required, the Board reviews with management the company’s strategy, a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.

Periodically throughout the year, the committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting, credit, liquidity and legal compliance. As part of its risk oversight role, the committee receives periodic reports from the company’s Director of Internal Audit and the General Counsel, receives an annual report on the status of the company’s Integrity Program from the chairman of its Steering Committee, and receives periodic reports on any reported complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter.

The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Such a review was most recently conducted by Meridian Compensation Partners, LLC earlier this year.

The Nominating & Governance Committee oversees risks related to the Company’s governance structure and related person transactions involving directors.

Board Meetings. The Board has regularly-scheduled quarterly meetings, each of which begins with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal year 2010, the Board held 4 regular meetings, 3 executive sessions of independent directors and 1 special meeting.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. All directors attended the October 2009 annual meeting of shareholders, and all directors attended at least 75% of all meetings of the Board and the committee(s) on which he served during fiscal year 2010.

Board Committees. The Board has established four committees to assist it in fulfilling its responsibilities. Each committee member is nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair), Story and Walker. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE and to be an audit committee financial expert under SEC rules. The Committee held 8 meetings during fiscal year 2010.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting.

Compensation Committee. The Compensation Committee is composed of Messrs. Burner (chair), Achtmeyer, McLoughlin and Walker. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 6 meetings during fiscal year 2010.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) reviews and sets the salaries of all other executive officers, (3) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (4) administers the company’s incentive compensation plans for senior executives, (5) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate any compensation-based risk, (6) reviews the company’s management succession plan, (7) reviews and recommends to the Board the compensation of directors, and (8) prepares an annual report on executive compensation for inclusion in the proxy statement.

The CEO attends Compensation Committee meetings and makes recommendations to the Committee concerning the base salaries of all subordinate officers. The Vice President – Human Resources and the Secretary of the company also attend Committee meetings. They prepare meeting agendas for approval of the Chairman of the Committee, furnish compensation data to the Committee and its consultants, and prepare analyses and documentation concerning compensation plans and benefit plans as directed by the Committee. Neither the CEO nor any other company officer or employee attends the periodic executive sessions of the Committee.

In fiscal year 2010, Hewitt Associates LLC, followed by its divested business Meridian Compensation Partners, LLC, were retained by the Committee to provide it with executive compensation data and advice. The compensation consultant generally conducts a study of total compensation at comparator group companies approved by the Committee every two years, updates its most recent study in the following year, and periodically provides the Committee with tally sheets and other compilations of executive compensation. The Committee monitors the scope and size of any work its compensation consultant performs for management in order to assure itself of the consultant’s continuing independence from management.

The Compensation Committee took action on matters affecting fiscal year 2010 executive compensation on the following dates:

Date	Committee Action

April 15, 2008	Approved 2009 EVA Incentive Compensation Plan
Approved 2009 Powerful Solution Incentive Compensation Plan
August 12, 2008	Set salaries for first two months of fiscal year 2010 (July – August 2009)
April 2, 2009	Approved 2010 EVA Incentive Compensation Plan
June 10, 2009	Approved 10% salary reduction for July – December 2009
August 11, 2009	Approved stock awards
August 10, 2010	Approved cash awards

The Committee reviews director compensation with its compensation consultant every two years at the Committee’s October meeting. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. The Committee reviewed director compensation in October 2009 and, based on the Committee’s recommendation, the Board of Directors decided not to modify the compensation provided to nonemployee directors. An explanation of the compensation provided to nonemployee directors is located below in the Director Compensation section of the proxy statement.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Batten (chair), Achtmeyer, McLoughlin and Story. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 6 meetings during fiscal year 2010.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Executive Committee. The Executive Committee is composed of Messrs. Batten, Burner, O’Toole and Teske. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held 2 meetings during fiscal year 2010.

Communication with Directors. The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the lead independent director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,371,363	(a)	10.67%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,123,011	(b)	6.20%

FMR LLC 82 Devonshire Street Boston, MA 02109	7,271,842	(c)	14.45%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,005,181	(d)	5.97%

(a)	BlackRock, Inc. reports that as of December 31, 2009 it had sole voting with respect to 5,371,363 shares and sole dispositive power with respect to 5,371,363 shares.
(b)	Dimensional Fund Advisors LP reports that as of December 31, 2009 it had sole voting with respect to 3,045,185 shares and dispositive power with respect to 3,123,011 shares.
(c)	FMR LLC reports that as of December 31, 2009 it had sole voting with respect to 400 shares and sole dispositive power with respect to 7,271,842 shares.
(d)	The Vanguard Group, Inc., reports that as of December 31, 2009 it had sole voting power with respect to 74,269 shares and sole dispositive power with respect to 2,930,912 shares and shared dispositive power with respect to 74,269 shares.

Amounts for 5% shareholders are reporting as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of August 23, 2010.

				Nature of Beneficial Ownership
Directors and Executive Officers	Number of Shares Beneficially Owned		Percent of Class	Sole Voting and Investment Power	Shared Voting and Investment Power	Sole Voting Power Only
William F. Achtmeyer	34,671	(a)(c)	*	34,671	0	0
Michael E. Batten	43,921	(a)(c)	*	43,921	0	0
James E. Brenn	343,358	(a)(b)(f)	*	219,003	124,355	0
David L. Burner	62,537	(a)(c)	*	62,537	0	0
James E. Humphrey	0		*	0	0	0
Keith R. McLoughlin	18,714	(a)(c)	*	18,714	0	0
Robert J. O’Toole	44,777	(a)(c)	*	44,777	0	0
William H. Reitman	176,962	(a)	*	132,032	0	44,930	(e)
Thomas R. Savage	244,551	(a)(f)	*	229,516	0	15,035	(e)
John S. Shiely	2,119,251	(a)(d)(f)	4.0	1,519,251	600,000	0
Charles I. Story	43,069	(a)(c)	*	42,058	1,011	0
Todd J. Teske	948,804	(a)(d)	1.8	228,764	600,000	120,040	(e)
Brian C. Walker	39,668	(a)(c)	*	39,668	0	0
Joseph C. Wright	164,128	(a)	*	115,148	0	48,980	(e)
All directors and executive officers as a group (21 persons including the above named persons)	5,150,815	(a)(b)(c)	9.7
		(d)(e)(f)

*	Less than 1%.
(a)	Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Achtmeyer (18,000 shares), Mr. Batten (22,000 shares), Mr. Brenn (208,130 shares), Mr. Burner (22,000 shares), Mr. McLoughlin (4,000 shares), Mr. O’Toole (22,000 shares), Mr. Reitman (127,320 shares), Mr. Savage (209,350 shares), Mr. Shiely (1,495,470 shares), Mr. Story (22,000 shares), Mr. Teske (208,630 shares), Mr. Walker (22,000 shares), Mr. Wright (111,910 shares), and all directors and executive officers as a group (2,944,600 shares).
(b)	Includes 100,000 shares in the Briggs & Stratton Retirement Plan. Mr. Brenn shares beneficial ownership of these shares through joint voting and investment power.
(c)	Includes deferred shares and common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Directors: Messrs. Achtmeyer – 14,314 deferred shares; Batten – 15,746 deferred shares; Burner – 15,746 deferred shares and 21,591 common shares units; McLoughlin – 14,314 deferred shares; O’Toole – 17,177 deferred shares; Story – 15,268 deferred shares; and Walker – 15,268 deferred shares.
(d)	Includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Shiely and Mr. Teske share beneficial ownership through joint voting and investment power.
(e)	Certain executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Reitman (44,930 shares), Mr. Savage (15,035 shares), Mr. Teske (120,040 shares), Mr. Wright (48,980 shares), and all directors and executive officers as a group (412,300 shares).

(f)	Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Brenn (55,761 shares), Mr. Savage (40,220 shares), Mr. Shiely (183,181 shares), and all directors and executive officers as a group (439,567 shares). Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest in the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors and certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal year 2010 were accomplished in a timely manner, except that due to an administrative oversight there was one late filing with the SEC related to the surrender of shares to the company to satisfy a tax withholding obligation relating to the vesting of restricted shares for Mr. Harold Redman.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the company’s independent auditors for the current fiscal year ending July 3, 2011. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the October 2010 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and PricewaterhouseCoopers LLP (“PWC”), the company’s independent auditors. The Audit Committee has discussed with PWC the matters related to the conduct of the audit required to be discussed pursuant to Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” The Audit Committee also discussed with PWC the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from PWC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman Charles I. Story Brian C. Walker

INDEPENDENT AUDITORS’ FEES

Briggs & Stratton retained PricewaterhouseCoopers LLP to provide audit services for fiscal year 2010 and 2009. The firm billed the following fees for the respective periods:

	2010	2009
Audit Fees	$915,700	$902,600
Audit-Related Fees	13,000	4,300
Tax Fees	118,900	137,600
All Other Fees	—	—

Total Fees	$1,047,600	$1,044,500

The 2010 and 2009 Audit-Related Fees are for an agreed-upon procedures report related to required reporting to the Wisconsin Department of Natural Resources, and the review of accounting research performed by the company. Tax Fees for 2010 and 2009 include fees for tax compliance reviews and the preparation of tax returns. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of four directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal year 2010. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

David L. Burner, Chairman
William F. Achtmeyer
Keith R. McLoughlin
Brian C. Walker

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Elements

The objectives of the Compensation Committee in determining executive compensation are to (1) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (2) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The elements of compensation that the Committee uses to accomplish these objectives include base salaries, cash bonuses, long-term incentives comprising premium-priced stock options, restricted stock and deferred stock, retirement plans and deferred compensation plans, and employment and change in control agreements. Salaries are based on the value of the job and the amount required to attract and retain key executives. Bonuses and long-term incentives are based on (1) the company’s or operating division’s financial performance as measured by improvement in economic value added (“EVA”), which is net operating profit after taxes, less a capital charge, and (2) the achievement of performance goals that will contribute to the long-term consolidated financial results of the company. EVA improvement has been a key measurement in the company’s incentive compensation plans because EVA is correlated with increases in shareholder value. The capital charge referenced in the EVA calculation is the weighted average cost of (1) equity capital based on a 10-year Treasury Bond yield plus the product of a historical equity risk premium and the business risk index for Briggs & Stratton, and (2) debt capital equal to the actual after-tax cost to the company of its debt.

The company’s compensation plans are designed generally to ensure tax deductibility of compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for an executive’s compensation to $1 million unless certain conditions are met. For fiscal year 2010, all compensation provided to all executives was tax deductible to the company.

During the past year, the Committee directed management to work with the Committee’s independent compensation consultant Meridian Compensation Partners, LLC to study the company’s compensation plans and practices and recommend changes that would enhance alignment of compensation with the company’s operating plans and strategy. Based on this study, management and the consultant concluded

EVA® is a registered trademark of Stern Stewart & Co.

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that some structural changes to the plans would improve their competitiveness and alignment with the company’s operating plans and strategy. The structural changes that the Committee has approved link cash bonuses more directly with the achievement of annual operating plans and link equity awards more directly with the company’s stock price.

Also during the past year, management assessed the company’s compensation plans and practices with respect to risk and reviewed the assessment with the Committee. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include (1) use of company-wide performance targets aligned with the company’s operating plans and strategy, (2) procedures for the review and approval of capital expenditures, (3) risk mitigation mechanisms such as a combination of short-term and long-term incentives, premium priced stock options, grant dates occurring during open window periods, discretion by the Committee to reduce or eliminate awards up to the date they are made, stock ownership guidelines and clawback provisions, and (4) administration by independent directors serving as members of the Committee.

For fiscal year 2010, each executive’s target incentive award included equal dollar amounts for a cash award, a restricted or deferred stock award, and a stock option award. In future years, the Committee has decided to separate cash awards from equity awards. The target value of each executive’s equity award will be based on his or her position and performance rather than a target cash award, and each executive’s equity award may include performance shares in addition to restricted stock, deferred stock and stock options.

Base Salaries

The Committee believes base salary is the leading indicator of the value of a particular job. In order to attract and retain superior value creators, the Committee generally targets base salaries for company officers between the 50th and 75th percentile of a comparable group of companies, with individual salaries based on level of responsibility and individual performance.

The Committee normally reviews salaries at the beginning of each fiscal year and sets revised salaries effective September 1 based on information about comparator group companies. However, the Committee did not conduct a salary review at the start of fiscal year 2010 due to the deterioration of the economy that began in late 2008. Instead, the Committee reduced the salary of each company officer by 10% effective July 1, 2009. These salary reductions remained in effect for the first six months of fiscal year 2010. Salaries were restored to pre-existing levels effective January 1, 2010, and they remained at these levels for the balance of the fiscal year.

Incentive Compensation

A. Cash Awards

All officers and certain other salaried employees participate in the company’s Economic Value Added Incentive Compensation Plan (the “EVA Plan”). Target cash awards under the EVA Plan are determined by reference to cash bonus opportunities customarily provided by comparable companies to executives having similar responsibilities. Target cash award opportunities for fiscal year 2010 expressed as a percentage of base salary for the executives named in the Summary Compensation Table were consistent with the 50th percentile of comparator group of companies disclosed in the company’s 2009 Compensation Discussion and Analysis. Actual cash awards are calculated by comparing the company’s actual EVA to its target EVA during the relevant performance period. Designated senior executives may also receive a payout from their Bonus Bank account at the end of the fiscal year as discussed below in the Cash and Stock Awards section of the Compensation Tables.

For fiscal year 2010, the target cash award for Mr. Shiely as Chief Executive Officer for the first six months of the year and Mr. Teske as CEO for the last six months of the year was 100% of each executive’s respective base salary during the time he was CEO. Mr. Teske also had a target cash award of 80% of his salary as Chief Operating Officer for the first six months of the fiscal year. Target cash awards were 60% of actual annual base salary for the other executives named in the Summary Compensation Table. The company’s target EVA was negative $94.7 million (an improvement of $6.1 million over the actual EVA for 2009), the actual EVA was negative $44.7 million (an improvement of $56.1 million over the actual EVA for 2009), and the performance factor as calculated in the EVA Plan was 2.85 for the company and 2.43 for the engine power business. As a result, cash awards were made under the EVA Plan to the executives named in the Summary Compensation Table with respect to fiscal year 2010 in the amounts stated in the table, using individual performance factors of 2.85 for Messrs. Shiely, Teske, Brenn, Savage and Reitman and 2.56 for Mr. Wright.

The cash award paid to each named executive officer included the payout of any positive balance that remained in his Bonus Bank account after calculations were completed with respect to fiscal year 2010. The Committee decided to eliminate Bonus Bank accounts starting with fiscal year 2011 as part of its decision to link cash awards more closely with short-term performance and link equity awards more closely with long-term performance. In addition, the 2010 cash awards excluded the negative impact on actual EVA of settlement of the class action litigation concerning power labeling on lawnmower engines entered into on February 24, 2010. The settlement costs were excluded in accordance with the EVA Plan because they were a non-operating expense. Further details regarding cash awards, including the rules for calculating Bonus Bank account balances, are summarized below in the Cash and Stock Awards section of the Compensation Tables.

B. Stock Awards

In fiscal year 2010, each executive received two awards under the Premium Option and Stock Award Program: restricted and/or deferred stock equal in value to the executive’s actual cash award under the EVA Plan for the completed fiscal year, and stock options equal in value to the executive’s target cash award under the EVA Plan for the completed fiscal year.

Restricted or deferred stock is meant to strengthen the alignment of executives with shareholders, motivate the creation of shareholder value and preserve the value of the company. Restricted and deferred stock awards are valued at the fair market value of the company’s common stock on the grant date and vest five years after the date of grant, except that the vesting date may be accelerated in the case of death or disability or a change in control.

Stock options encourage a high performance focus and alignment with shareholders since value is only realized if the stock price increases. Stock options include incentive stock options, which are defined under and subject to Section 422 of the Internal Revenue Code, and non-qualified stock options. The number of stock options awarded in fiscal year 2010 was determined by dividing the dollar amount of each senior executive’s target cash award under the EVA Plan by the Black-Scholes value of an option on a share of the company’s common stock based on its fair market value on the grant date of August 18, 2009. Stock options are premium-priced with an exercise price set 10% above the fair market value of the company’s stock on the date the stock option is granted. Stock options become exercisable three years after the date of grant and expire five years after the grant date, or sooner upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. Incentive stock options retain their status only if exercised within three months following termination of employment. More information concerning the terms of stock options are contained in the Cash and Stock Awards section of the Compensation Tables.

Each executive named in the Summary Compensation Table also received in fiscal year 2010 an award of restricted and/or deferred stock under the Powerful Solution Incentive Compensation Plan (the “Powerful Solution Plan”). The Powerful Solution Plan provided stock incentives for the executives to achieve specific performance goals during fiscal year 2009, with each target stock award equal in value to the executive’s fiscal year 2009 target cash award under the EVA Plan. Details concerning the goals and awards made under the Powerful Solution Plan to Messrs. Shiely, Teske, Brenn, Savage and Reitman were previously reported in the Compensation Discussion and Analysis section of the company’s proxy statement for the 2009 annual meeting of shareholders under the heading “Incentive Compensation –

Powerful Solution Incentive Compensation Plan” and in the narrative summary following the Summary Compensation Table in the 2009 proxy statement. With respect to Mr. Wright, the Committee established performance goals for him with respect to cost reduction (25%), procurement (25%), facilities rationalization (20%), market share (15%) and profitability (15%) of the company’s engine business. After the close of the fiscal year 2009, the Committee reviewed the degree to which Mr. Wright had achieved each of the foregoing performance goals and determined that his performance exceeded the goals for cost reduction, facilities rationalization and market share, and achieved the goals for procurement and profitability.

Mr. Shiely’s stock option award in August 2009 under the Premium Option and Stock Award Program had a grant date fair value of $1,155,605, and his deferred stock awards under that program and the Powerful Solution Plan had a grant date fair value of $1,651,377. The combined grant date value of his long-term incentive awards was $2,806,982. Mr. Teske’s stock option award in August 2009 had a grant date fair value of $472,372, and his restricted/deferred stock awards had a grant date fair value of $676,517. The combined grant date value of his long-term incentive awards was $1,148,889.

The stock awards granted in August 2009 to the other executives listed in the Summary Compensation Table were as follows: Mr. Brenn was granted $270,079 in stock options and $386,069 in deferred stock; Mr. Savage was granted $270,383 in stock options and $386,428 in restricted/deferred stock; Mr. Reitman was granted $222,117 in stock options and $317,000 in restricted/deferred stock; and Mr. Wright was granted $218,081 in stock options and $342,116 in restricted/deferred stock.

The awards made to each of the named executives reflect the philosophy of how equity awards were determined by the Committee and the operation of the EVA Plan and Powerful Solution Plan. In order to maintain a sustainable run rate, in August 2009 and in prior years the company had self-imposed annual limits on aggregate equity awards. The limits had the effect of reducing the value of option awards made in August 2009 from the targeted values that otherwise would have been made. The limits were not intended to reduce compensation opportunities for executives, and so the reductions were carried over and have been paid in options awarded in August 2010. The limits have been eliminated for fiscal year 2010 and future years.

Pensions and Other Benefits

Executives participate in a defined benefit retirement plan, supplemental executive retirement plan, tax qualified 401(k) plan, supplemental defined contribution plan, and executive life insurance plan. The supplemental plans and life insurance plan provide enhanced benefits that are considered necessary to retain executives and maintain aggregate compensation at competitive levels. The principal terms of the plans are described below.

Retirement Plans. The company maintains a defined benefit retirement plan covering officers and other employees, except for new employees and employees of subsidiary companies. Under the plan non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last ten calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and bonuses. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. The Board of Directors amended the supplemental plan in August 2003 to provide Mr. Shiely with up to five additional years of credited service based on his tenure as CEO. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in an unfunded nonqualified defined contribution plan that supplements the company’s 401(k) plan and retirement plans. A participant may defer up to 75% of his or her salary and bonus. The employer matching contribution for such deferrals is 100% of the participant’s first 1% of contributions and 50% of the participant’s next 5% of contributions. The company contribution was suspended on July 1, 2009 and resumed on January 1, 2010.

The plan also provides for automatic company contributions on behalf of newly-elected officers who are not eligible to participate in the retirement plans. These company contributions are (i) an annual contribution of 2% of the participant’s salary and bonus and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and bonus to 8% of the participant’s salary and bonus. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.

Deferrals and company contributions are credited to book entry accounts. Daily interest is accrued on the account balances at an interest rate equal to 80% of the then-current US Bank prime lending rate. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan and supplemental defined contribution plan upon a change in control of the company. The assets of the trust are subject to claims of the creditors of the company.

Executive Life Insurance Plan. The company provides a death benefit to current executives. The amount of the benefit during employment is 2x annual salary, and the amount after retirement is $400,000. This coverage is no more than that provided by most companies of comparable size having such a benefit. The annual cost to the company for providing the benefit to the officers named in the Summary Compensation Table is $69,000. The company will recover this cost from the cash value of the policy on a covered executive when he or she retires or dies. The benefit will not be provided to future executives, and the amount of the benefit for current executives will not be increased.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2008, 2009 and 2010 for the named executives.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
J.S. Shiely Chairman & Former CEO	2010 2009 2008	$468,001 1,032,046 984,380	0 0 0	$1,651,377 492,155 0	$1,155,605 440,523 937,481	$900,903 619,228 492,190	$4,697,000 989,000 545,000	$164,773 89,496 66,954	$9,037,659 3,662,448 3,026,005

T.J. Teske President & CEO	2010 2009 2008	615,748 528,606 492,714	0 0 0	676,517 197,078 0	472,372 176,383 375,311	1,219,147 253,731 197,086	368,000 121,000 96,000	87,225 41,937 41,439	3,439,009 1,318,735 1,202,550

J.E. Brenn Sr. Vice Pres. & CFO	2010 2009 2008	385,035 402,084 383,004	0 0 0	386,069 114,850 0	270,079 102,850 218,984	444,715 144,750 114,901	630,000 141,000 309,000	37,143 36,690 53,465	2,153,041 942,224 1,079,354

T.R. Savage Sr. Vice Pres. - Administration	2010 2009 2008	385,411 402,480 383,334	0 0 0	386,428 114,984 0	270,383 102,927 218,984	445,150 144,893 115,000	404,000 265,000 200,000	67,826 51,529 54,151	1,959,198 1,081,813 971,469

W.H. Reitman Sr. Vice Pres. - Sales & Customer Service	2010 2009 2008	315,404 330,170 319,166	0 0 0	317,000 95,708 0	222,117 85,692 184,523	364,291 118,861 95,750	363,000 92,000 76,000	41,780 30,262 30,739	1,623,592 752,693 706,178

J.C. Wright Sr. Vice Pres. & Pres. Engine Power Products Group	2010 2009 2008	311,596 324,996 305,996	0 0 0	342,116 155,155 0	218,061 82,160 169,973	332,411 147,028 155,140	322,000 138,000 20,000	46,043 31,860 31,002	1,572,227 879,199 682,111

Columns (e) and (f): The reported amounts are the grant date values of the awards. The assumptions used in valuing 2010 stock options are stated on page 23 of this proxy statement. Assumptions used in valuing 2009 and 2008 stock options are stated on page 46 of the company’s Form 10-K.

Column (g): Includes cash awards under the EVA Plan for all years and under the Powerful Solution Plan for fiscal year 2008.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

The amount of the increase shown for Mr. Shiely for 2010 includes, among other things, $1,441,000 due to a change in the interest rate from 6.75% to 5.3%, $1,094,000 due to one year of credited service under the company’s retirement plans, and $275,000 due to an extra year of credited service as CEO under the Supplemental Executive Retirement Plan.

Column (i): Amounts include professional fees for financial advice, company matching contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, dividends on restricted and deferred stock, private use of the company plane by the CEO, and director fees. Of these items, those exceeding $10,000 for fiscal year 2010 include company matching contributions of $45,412 for Mr. Teske, $16,167 for Mr. Savage, $13,087 for Mr. Wright; life insurance premiums paid by the company totaling $29,800 for Mr. Shiely, $13,100 for Mr. Brenn, $26,800 for Mr. Savage, $12,350 for Mr. Reitman; and $11,700 for Mr. Wright; and dividends on restricted or deferred stock of $65,419 for Mr. Shiely, $24,853 for Mr. Teske, $15,377 for Mr. Brenn, $14,989 for Mr. Savage, $11,799 for Mr. Reitman; and $14,037 for Mr. Wright; $10,452 for use of the company plane by Mr. Shiely; and $58,333 for fees earned by Mr. Shiely as a non-employee director in 2010.

All of the compensation paid to the named executives was calculated and paid pursuant to the company’s compensation and benefit plans rather than the company’s standard change in control agreement.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executives in fiscal year 2010, their outstanding equity awards at the end of fiscal year 2010, and the gains attributable to stock options they exercised during fiscal year 2010. Executives were granted awards after the end of the fiscal year for which they were selected to participate in the EVA Plan or Powerful Solution Plan. The company’s fiscal year 2010 financial statements include expenses associated with stock option awards granted in August 2009 and cash awards to be paid out in August 2010. Expenses associated with restricted and deferred stock awards granted in August 2010 are included in the company’s financial statements beginning in fiscal year 2011.

Cash Award Calculations under EVA Plan. The accrued bonus for a participant is calculated at the end of a fiscal year by multiplying the executive’s target bonus by performance factors. Thirty percent of the accrued bonus is the target bonus multiplied by the company performance factor. Seventy percent is the target bonus multiplied by an individual performance factor (with no more than 15% of the accrued bonus attributable to non-quantifiable individual performance factors).

The company performance factor is measured by comparing the company’s actual EVA for a fiscal year to the target EVA for the same year. Target EVA for a fiscal year is the average of the target EVA for the prior year and actual EVA for the prior year. This methodology has been used consistently since 1992 to determine each year’s target EVA. The methodology is appropriate for use in determining executive compensation because it is objective and predictable, it adjusts the target EVA each year based on actual financial results, and it requires that actual EVA achieve a threshold in order for target bonuses to be paid.

The individual performance factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called supporting performance factors. Supporting performance factors are measured by an achievement percentage continuum that generally ranges from 0% to 150% of the individual goal to be achieved and is enumerated from 0.5 to 1.5 based on this range. If approved by the Compensation Committee, supporting performance factors do not have a ceiling if they are the same as the company performance factor or if they are based on the EVA of a division of the company.

Once an accrued bonus is calculated, the amount of an accrued bonus up to a participant’s target bonus is paid to the participant, the portion of an accrued bonus that exceeds the target bonus is credited to the participant’s Bonus Bank account balance, and a negative accrued bonus is debited to the participant’s Bonus Bank account balance. In addition, when the deficit in an executive’s Bonus Bank balance is more than 50% of the amount by which the accrued bonus exceeds the target bonus, the executive receives one half of the excess as a cash bonus. The remaining one half is applied to reduce the deficit in the Bonus Bank. There is an upper limit on the accrued bonus of each participant (three times the dollar amount of the participant’s target bonus, subject to a $3 million cap approved by shareholders in October 2004), and a floor on a participant’s Bonus Bank account balance (not less than negative one times the dollar amount of the participant’s target bonus).

In August 2010 the Compensation Committee approved eliminating the Bonus Bank from the EVA Plan after all calculations were made with respect to fiscal year 2010. Participants with negative balances had them extinguished, and participants with positive balances received a payout of the positive amounts. The Committee also approved reducing the upper limit on an accrued bonus to two times the target and revising the floor to zero.

Stock Option Calculations under EVA Plan. The grant date fair values of stock options were determined using the Black-Scholes model. The exercise price was 110% of the fair market value of the company’s common stock on those dates, with the market price calculated as the mean between the highest and lowest reported sales price on the New York Stock Exchange on such dates. The assumptions made in the valuation of options granted in August 2009 include an exercise price of $19.734 per share, a fair market value of the stock on the grant date of $17.94, an option term of five years, an interest rate of 2.53%, a daily stock price volatility of 40.355%, and cumulative annual dividends of $0.44 per share based on the company’s most recent quarterly dividend of $0.11 per share. The options have a two-year exercise period that begins on the third anniversary of their grant date and expires on August 31 five years after their grant date.

Restricted/Deferred Stock Calculations under EVA Plan. The number of shares for each award is calculated by dividing the executive’s bonus for the relevant fiscal year by the fair market value of the company’s common stock on the grant date of the award. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Compensation Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

Restricted/Deferred Stock Calculations under Powerful Solution Plan. The dollar value of the restricted and/or deferred shares awarded to a participant in August 2009 was 100% of the participant’s award under the plan. Calculation of the award is described above. Once the value of the award is determined, the number of restricted or deferred shares awarded to a participant was calculated by dividing the value of the award by the fair market value of the company’s common stock on the date of grant. Other terms and conditions of the stock award are stated above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Selection Date (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target ($) (h)	Maximum ($) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock & Option Awards ($) (l)
J.S. Shiely
EVA Plan
Cash Award	4/2/09	8/24/10	$(468,002)	$468,002	$1,404,006
Option Award	4/15/08	8/18/09							227,930	$19.734	$1,155,605
Stock Award	4/15/08	8/15/09				0	$1,032,046	$1,723,517			619,289
PS Plan
Stock Award	8/12/08	8/18/09				0	1,032,046	1,032,046			1,032,088

T.J. Teske
EVA Plan
Cash Award	4/2/09	8/24/10	(567,599)	567,599	1,702,797
Option Award	4/15/08	8/18/09							93,170	19.734	472,372
Stock Award	4/15/08	8/15/09				0	422,885	706,218			253,672
PS Plan
Stock Award	8/12/08	8/18/09				0	422,885	422,885			422,846

J.E. Brenn
EVA Plan
Cash Award	4/2/09	8/24/10	(231,021)	231,021	693,063
Option Award	4/15/08	8/18/09							53,270	19.734	270,079
Stock Award	4/15/08	8/15/09				0	241,250	402,888			144,776
PS Plan
Stock Award	8/12/08	8/18/09				0	241,250	241,250			241,293

T.R. Savage
EVA Plan
Cash Award	4/2/09	8/24/10	(231,247)	231,247	693,741
Option Award	4/15/08	8/18/09							53,330	19.734	270,383
Stock Award	4/15/08	8/15/09				0	241,488	403,285			144,955
PS Plan
Stock Award	8/12/08	8/18/09				0	241,488	241,488			241,472

W.H. Reitman
EVA Plan
Cash Award	4/2/09	8/24/10	(189,242)	189,242	567,726
Option Award	4/15/08	8/18/09							43,810	19.734	222,117
Stock Award	4/15/08	8/15/09				0	198,102	330,830			118,942
PS Plan
Stock Award	8/12/08	8/18/09				0	198,102	198,102			198,058

J.C. Wright
EVA Plan
Cash Award	4/2/09	8/24/10	(186,958)	186,958	560,874
Option Award	4/15/08	8/18/09							43,010	19.734	218,061
Stock Award	4/15/08	8/15/09				0	194,998	325,647			147,108
PS Plan
Stock Award	8/12/08	8/18/09				0	194,998	194,998			195,008

Column (b): The Selection Date is the day when the Compensation Committee designated the executive as a participant in the EVA Plan and Powerful Solution or PS Plan.

Column (c): The Grant Date is the day after the end of a fiscal year when a cash award was paid to an executive, or stock options, restricted stock or deferred stock were issued to an executive.

Columns (d) thru (i): Under the EVA Plan, the amounts in these columns are without regard to the executive’s pre-existing Bonus Bank account balance carried over from the preceding fiscal year. The Threshold is the deduction from an executive’s Bonus Bank account balance that would have occurred if the company performance factor had been minus 1. The Target is the cash or stock award the executive would have received if the company performance factor had been 1. The Maximum for the cash award is the sum of the cash award the executive would have received for the year and the additional amount that would have been credited to the executive’s Bonus Bank account balance if the company performance factor had been 3 or more. The Maximum for the stock award is 167% of the executive’s target cash award, which includes an award of stock equivalent in value to the executive’s target cash award plus the payout of one-third of a Bonus Bank balance equal in value to twice the executive’s target award. In fact, each named executive had a negative Bonus Bank balance at the start of fiscal year 2010, and the Bonus Bank was eliminated at the end of fiscal year 2010. Under the Powerful Solution Plan, the Threshold is the cash award the executive would have received if his achievement rating with respect to his goals had been 0%, and the Target and Maximum is the cash award the executive would have received if his achievement had been 100% or more.

Columns (j) thru (l): Under the EVA Plan, each named executive was issued stock options in August 2009 in an amount equal to his target bonus for the completed fiscal year 2009 and restricted or deferred stock in August 2009 in an amount equal to his actual bonus for the completed fiscal year 2009. Under the PS Plan, each named executive received an award of restricted or deferred stock in August 2009.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/ Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
J.S. Shiely	242,240 348,560 105,721 161,360 176,550 170,000 227,930		$30.440 36.680 38.830 29.865 30.811 14.828 19.734	12/31/12 12/31/12 8/16/10 8/15/11 8/31/12 12/31/12 12/31/12	17,504 39,127 94,194	$329,075 735,588 1,770,847		$937,368

T.J. Teske	22,780 55,600 20,264 59,570	70,680 91,390 93,170	30.440 36.680 38.830 29.865 30.811 14.828 19.734	8/15/13 8/13/14 8/16/10 8/15/11 8/31/12 8/31/13 8/31/14	4,155 14,620 37,710	78,114 274,856 708,948		1,272,948

J.E. Brenn	45,940 83,020 25,910 37,930	41,240 53,290 53,270	30.440 36.680 38.830 29.865 30.811 14.828 19.734	8/15/13 8/13/14 8/16/10 8/15/11 8/31/12 8/31/13 8/31/14	4,299 9,130 22,021	80,821 171,644 413,995		462,668

T.R. Savage	46,420 83,700 26,202 37,990	41,240 53,330 53,330	30.440 36.680 38.830 29.865 30.811 14.828 19.734	8/15/13 8/13/14 8/16/10 8/15/11 8/31/12 8/31/13 8/31/14	3,662 4,265 10,770 4,570 11,020	68,846 80,182 202,476 85,916 207,176		463,044

W.H. Reitman	31,960 38,040 12,166 22,570	34,750 44,400 43,810	30.440 36.680 38.830 29.865 30.811 14.828 19.734	8/15/13 8/13/14 8/16/10 8/15/11 8/31/12 8/31/13 8/31/14	2,046 7,100 17,670	38,465 133,480 332,196		379,008

J.C. Wright	30,560 28,840 10,396 20,500	32,010 42,570 43,010	30.440 36.680 38.830 29.865 30.811 14.828 19.734	8/15/13 8/13/14 8/16/10 8/15/11 8/31/12 8/31/13 8/31/14	1,323 4,700 6,810 19,070	24,872 88,360 128,028 358,516		345,920

Column (b): Options that expire on August 15, 2013 vested on August 15, 2006; options that expire on August 13, 2014 vested on August 13, 2007; options that expire in 2010 vested on August 16, 2008; and options that expire in 2011 vested on August 15, 2009.

Column (c): Options that expire in 2012 vested on August 14, 2010; options that expire on August 31, 2013 will vest on August 19, 2011; and options that expire on August 31, 2014 will vest on August 18, 2012.

Column (f): The unvested stock awards were granted on August 16, 2005, August 19, 2008 and August 18, 2009 and will vest on August 16, 2010, August 19, 2013 and August 18, 2014 respectively.

Column (g): Based on the $18.80 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2010.

Column (h) and (i): The amounts in these columns are the awards that the executive received in August 2010 in restricted or deferred stock under the Incentive Compensation Plan based on the $18.80 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	No. of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
J.S. Shiely	58,250	$534,269	0	$0
T.J. Teske	0	0	0	0
J.E. Brenn	0	0	0	0
T.R. Savage	0	0	0	0
W.H. Reitman	0	0	0	0
J.C. Wright	0	0	0	0

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each named executive is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.S. Shiely	Retirement Plan		$1,707,000	$157,000
	Supplemental Executive Retirement Plan		8,744,000	126,000

	Total	23.61	10,451,000	183,000

T.J. Teske	Retirement Plan		256,000
	Supplemental Executive Retirement Plan		656,000

	Total	14.09	912,000	0

J.E. Brenn	Retirement Plan		1,674,000
	Supplemental Executive Retirement Plan		2,377,000

	Total	31.92	4,051,000	0

T.R. Savage	Retirement Plan		859,000
	Supplemental Executive Retirement Plan		1,455,000

	Total	18.28	2,314,000	0

W.H. Reitman	Retirement Plan		507,000
	Supplemental Executive Retirement Plan		530,000

	Total	17.37	1,037,000	0

J.C. Wright	Retirement Plan		354,000
	Supplemental Executive Retirement Plan		448,000

	Total	15.59	802,000

The amounts in the preceding table show the present value of accumulated benefits as of June 27, 2010. The amounts were calculated using RP2000 male mortality rates and a discount rate of 5.30%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed assumptions used in this calculation see the Pensions and Other Benefits section of the Compensation Discussion and Analysis.

Messrs. Brenn and Savage are eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who reach age 55 with 10 or more years of service with the company, or who have 30 years of service with the company. If an employee retires between the age of 55 and 62, there is a 4% reduction per year in his or her retirement benefit until age 62. If an employee retires before age 55 with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees.

As CEO, Mr. Shiely received one year of additional credited service on July 1, 2007, 2008 and 2009 in accordance with an amendment to the company’s supplemental executive retirement plan that was approved by the Board of Directors in August 2003 as an incentive to encourage his retention as CEO. One of the dates for crediting additional service fell within fiscal year 2010. The value of this additional year of credited service is $275,000. See footnote (h) of the Summary Compensation Table for more information. No other officers have received such benefits.

* * * * *

The following table shows contributions and earnings during fiscal year 2010 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive. An executive may defer under the plan up to 75% of his or her salary and bonus, reduced by any deferrals under the company’s 401(k) plan. Company contributions to a participant’s account are described in the Pensions and Other Benefits section of the Compensation Discussion and Analysis. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
J.S. Shiely	$0	$0	$13,702	$593,595	$202,451
T.J. Teske	110,618	45,412	4,125	0	298,784
J.E. Brenn	66,157	2,805	20,680	0	844,717
T.R. Savage	59,244	16,167	10,809	0	481,246
W.H. Reitman	33,887	9,800	3,158	0	157,394
J.C. Wright	64,404	13,087	4,394	0	233,757

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the executive related to compensation earned in fiscal year 2010 and deferred subsequent to the end of fiscal year 2010. Mr. Shiely $0; Mr. Teske $73,149; Mr. Brenn $0; Mr. Savage $26,709; Mr. Reitman $18,215 and Mr. Wright $33,241.

Column (c): The company contributed an amount equal to 100% of the executive’s first 1% of contributions of salary and 50% of the executive’s next 5% of contributions of salary. Amounts reported as Registrant Contributions are included in the Other Compensation column of the Summary Compensation Table. These amounts include the following contributions by the company related to compensation earned in fiscal year 2010 and paid subsequent to the end of fiscal year 2010. Mr. Shiely $0; Mr. Teske $36,574; Mr. Brenn $0; Mr. Savage $13,354; Mr. Reitman $9,107 and Mr. Wright $11,634.

Columns (e) and (f): Account balances accrue interest daily at a rate equal to 80% of the US Bank prime lending rate. The aggregate balances and distributions include the following amounts that were previously reported as compensation for the named executives in the Summary Compensation Table for previous years: Mr. Shiely $598,664; Mr. Teske $93,182; Mr. Brenn $667,590; Mr. Savage $323,663; Mr. Reitman $31,721 and Mr. Wright $0.

AGREEMENTS WITH EXECUTIVES

The company has entered into an early retirement agreement with Mr. Shiely and standard employment agreements and change in control agreements with each of the other executives named in the Summary Compensation Table. The principal terms of these agreements are described below.

Agreement with Mr. Shiely. As disclosed in last year’s proxy statement, the company entered into an early retirement agreement with Mr. Shiely on August 21, 2009. Pursuant to the agreement, Mr. Shiely retired as an employee and Chief Executive Officer of the company on December 31, 2009. At that time, the standard employment agreement and standard change in control agreement between Mr. Shiely and the company terminated, except that the non-disclosure, non-solicitation and non-competition provisions continue in accordance with their terms.

Mr. Shiely continued to be a participant in the company’s incentive compensation plans until his retirement. After Mr. Shiely’s retirement, the provisions of the incentive plans governing employees who qualify for early retirement became applicable. As a result, (a) all outstanding stock options awarded to Mr. Shiely but not yet exercisable became exercisable in accordance with the terms and conditions stated in the award agreements, (b) all outstanding deferred stock awarded to Mr. Shiely continues to be subject to the vesting requirements and other terms and conditions stated in the award agreements (but in no event later than the fifth anniversary of grant date), and (c) Mr. Shiely’s eligibility for cash and stock awards with respect to the 2010 plan year was determined in accordance with the terms of the company’s incentive compensation plans and in a manner consistent with the treatment of other executive officers. Because limitations were in place in August 2009 on the amount of stock options that may be awarded annually, Mr. Shiely had a carryover of $420,226 in stock options at the time of his retirement. Under the agreement, Mr. Shiely received a stock option award in August 2010 equivalent in value to the amount of the carryover. Consistent with the treatment of Mr. Shiely’s other stock options, the options vested immediately and remain exercisable until the third anniversary of the grant date.

The agreement with Mr. Shiely provides that he will continue to serve as a director and Chairman of the Board until conclusion of the 2010 annual meeting of shareholders, at which time his retirement from these positions becomes effective. The agreement also provides that, as consideration for his commitment to serve as a director and Chairman of the Board following his retirement as an employee and Chief Executive Officer, the company will provide Mr. Shiely with certain compensation and benefits, including the same compensation provided to other non-employee directors, pro-rated for his period of service as a director, a monthly cash fee of $4,166.67 for his service as non-employee Chairman of the Board, continued eligibility for the same medical, dental and vision care benefits provided to employees of the company and their spouses until Mr. Shiely reaches the age of 65 and his spouse reaches the age of 65 (provided that Mr. Shiely pays the actuarial-determined cost for such coverage), and office space for the period from January 1, 2010 through December 31, 2012 (including part-time services of an administrative assistant and telecommunications service) in order to provide consultation to the company as needed.

The agreement with Mr. Shiely does not reduce or affect the eligibility of Mr. Shiely or his family or the amount of compensation and benefits to which Mr. Shiely or his family may be entitled under any qualified and non-qualified retirement and welfare benefit plans or programs of the company during his employment by the company or because of his early retirement.

Standard Employment Agreements. Each officer except for Mr. Shiely has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under the agreement, the officer agrees to perform the duties that may be assigned by the company from time to time. The officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not bonus or long-term incentive compensation) are continued for the remaining term of the agreement.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 25, 2010 (the last business day of fiscal year 2010), each executive would have been entitled to continue to receive a base salary through December 31, 2011 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each executive are: Mr. Teske $1,125,000, Mr. Brenn $607,950, Mr. Savage $608,550, Mr. Reitman $498,000 and Mr. Wright $492,000. The value of continued medical plan coverage for each executive would be $27,301.

The employment agreements terminate upon an executive’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each executive, assuming a termination for disability on June 25, 2010, are as follows: Mr. Teske $375,000, Mr. Brenn $202,650, Mr. Savage $202,850, Mr. Reitman $166,000 and Mr. Wright $164,000.

The executives are not entitled to a death benefit under the employment agreement, but the company’s executive life insurance plan provides life insurance equal to two times the executive’s annual base salary if the executive dies while employed by the company and $400,000 when the executive dies after retirement. The death benefits that would have been paid with respect to each executive, assuming the executive died on June 25, 2010, are as follows: Mr. Shiely $400,000; Mr. Teske $1,500,000, Mr. Brenn $810,600, Mr. Savage $811,400, Mr. Reitman $664,000 and Mr. Wright $656,000.

An executive’s termination of employment due to death or disability results in the immediate vesting of all stock options, restricted stock and deferred stock. Restricted stock and deferred stock are not forfeited in the event of an executive’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the executive’s options upon retirement, and such a request is normally granted. The value of the unvested stock options, restricted stock and deferred stock for each executive as of June 25, 2010 was Mr. Shiely $3,478,668, Mr. Teske $1,410,132, Mr. Brenn $869,254, Mr. Savage $847,661, Mr. Reitman $673,376 and Mr. Wright $761,417, based upon the same assumptions used to calculate change in control payments.

Standard Change in Control Agreements. Each officer has a change in control agreement with the company. The agreement becomes effective upon a defined change in control of Briggs & Stratton, or if the officer’s employment is terminated upon or in anticipation of such a change in control, and automatically supersedes any existing employment agreement. A change in control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The change in control agreement ensures the continuation of each officer’s employment following a change in control on a basis equivalent to the officer’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. If during the employment term (three years from the change in control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change in control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and bonus for the current year, plus three times the officer’s current annual salary and highest annual bonus (which is the greater of the most recent annual bonus received by the officer and the average of the top three bonuses received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)	continuation of benefits for three years after termination of employment under the company’s welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock and deferred stock pursuant to the company’s Incentive Compensation Plan upon a change in control.

All of the officers named in the Summary Compensation Table except for Mr. Shiely have change in control agreements with the foregoing terms and conditions. Change in control agreements executed after October 14, 2009 are different from these agreements in three respects. The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change in control. The agreements require that an executive who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation. In addition, the agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code.

If the change in control agreements had become effective on June 25, 2010, the officers named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-Up	Early Stock Vesting	Other Benefits	Total
T.J. Teske	$2,847,483	$195,000	$12,000	$2,126,699	$1,410,132	$376,719	$6,968,033
J.E. Brenn	1,603,365	380,000	12,000	1,227,038	869,254	134,901	4,226,558
T.R. Savage	1,606,245	379,000	12,000	1,297,801	847,661	224,229	4,366,936
W.H. Reitman	1,282,818	179,000	12,000	957,047	673,376	157,446	3,261,687
J.C. Wright	1,332,885	156,000	12,000	1,058,572	761,417	165,621	3,486,495

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 25, 2010. The valuation assumes a three-year addition to each executive’s credited years of service, survival of each executive until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on male mortality tables for 2000 and a discount rate of 5.30%.

In the Early Stock Vesting column the value of accelerating the exercise date of stock options was determined for options that were not exercisable on June 25, 2010 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 25, 2010 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on June 25, 2010 by the fair market value of the company’s common stock on that date.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$161,961	$25,155	$15,000	$54,603	$120,000	$376,719
J.E. Brenn	25,998	39,300	15,000	54,603	0	134,901
T.R. Savage	74,226	80,400	15,000	54,603	0	224,229
W.R. Reitman	50,793	37,050	15,000	54,603	0	157,446
J.C. Wright	60,918	35,100	15,000	54,603	0	165,621

(a)	The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. A similar policy applied to Mr. Shiely while he was CEO. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

DIRECTOR COMPENSATION

Each nonemployee director receives an annual retainer fee of $150,000 payable 50% in cash and 50% in deferred stock. In addition, the chairman of the Audit Committee receives $10,000 annually in deferred stock, the chairmen of the Compensation Committee and Nominating & Governance Committee each receives $7,500 annually in deferred stock, and each member of the Audit Committee receives $5,000 annually in deferred stock.

Deferred stock is granted to directors in August of each year. The stock is credited to the account of each nonemployee director under the Deferred Compensation Plan for Directors. The stock vests when the director leaves the Board of Directors. In addition, a nonemployee director may elect under the plan to defer receipt of all or a portion of any cash compensation until the director attains the age of 73 years. Cash deferred amounts can be (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of the company’s common stock. Share balances in a director’s account are credited with additional shares of stock in lieu of cash dividends. Deferred stock is distributed in shares of unrestricted stock, common share units may be distributed in cash or stock at the election of the director, and all other distributions are paid in cash.

Nonemployee directors receive $150,000 of coverage under the company’s Business Travel Accident Plan while on corporate business and up to $10,000 annually of company products and products powered by the company’s engines. Directors purchase these products at retail, and the company reimburses them for the purchase price the company also compensated directors for the applicable federal tax liability associated with the reimbursement program through the end of fiscal year 2010. The amount of the reimbursement and tax payment is included in each director’s taxable income. Future product purchases will not be eligible for any gross-up to cover federal taxes.

The following table shows the compensation paid by the company in fiscal year 2010 to each nonemployee director. Mr. Shiely’s compensation as a director is shown in the Summary Compensation Table for the period from January 1, 2010 through June 27, 2010.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
W.F. Achtmeyer	$75,000	$75,000	$0	$0	0	$8,670	$158,670
M.E. Batten	75,000	82,500	0	0	0	1,496	158,996
D.L. Burner	75,000	82,500	0	0	0	1,408	158,908
K.R. McLoughlin	75,000	75,000	0	0	0	7,491	157,491
R.J. O’Toole	75,000	90,000	0	0	0	1,496	166,496
C.I. Story	75,000	80,000	0	0	0	1,496	156,496
B.C. Walker	75,000	80,000	0	0	0	12,601	167,601

Column (c): Each nonemployee director is granted deferred stock. Directors held the following shares of deferred stock and common stock units under the Deferred Compensation Plan for Directors at the end of fiscal year 2010: Messrs. Achtmeyer – 10,163 shares of deferred stock; Batten – 11,180; Burner – 11,180 shares and 21,591 common share units; McLoughlin – 10,163 shares; O’Toole – 12,196 shares; Story – 10,841 shares and Walker – 10,841 shares.

Column (d): Outstanding option awards held by the above directors are: Messrs. Achtmeyer 22,000 shares; Batten 26,000 shares; Burner 26,000 shares; McLoughlin 4,000 shares; O’Toole 26,000 shares; Story 26,000 shares; and Walker 26,000 shares.

Column (g): Includes payments made to each director to reimburse the purchase of company product and the related federal tax liability.

Equity Compensation Plan Information

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of June 27, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	5,197,619	(1)	$28.29	6,793,949	(2)

Equity compensation plans not approved by security holders	—		n/a	—

Total	5,197,619		$28.29	6,793,949

(1)	Represents options, restricted stock and deferred stock granted under Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 1,662,020 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 3,535,599 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders on October 29, 2004 and on October 21, 2009.
(2)	Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. Under the Briggs & Stratton Stock Incentive Plan, no securities remain available for future issuance.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 27, 2010 accompanies this proxy statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2011 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 1, 2011 and no later than July 26, 2011, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 12, 2011 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin
September 9, 2010

BRIGGS & STRATTON CORPORATION

P.O. BOX 702

MILWAUKEE, WI 53201-0702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26923-P99872	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BRIGGS & STRATTON CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
	01)	William F. Achtmeyer
	02)	David L. Burner
	03)	Todd J. Teske

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.							For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as the company’s independent auditor.						☐	☐	☐

NOTE: In his discretion each of the appointed proxies is authorized to vote on any other matters properly brought to a shareholder vote at the meeting, all as set forth in the Notice and Proxy Statement.

You are acknowledging receipt of the Notice and Proxy Statement by submitting your proxy.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M26924-P99872

BRIGGS & STRATTON CORPORATION

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING

OF SHAREHOLDERS - OCTOBER 20, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Holland, MI on October 20, 2010 at 9:00 A.M. Eastern Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1 and 2 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)